Exhibit 99.1

NEWS RELEASE	Security Capital Assurance Ltd A.S. Cooper Building 26 Reid Street, 4th Floor Hamilton HM 11 Bermuda Tel: +441-279-7450

SECURITY CAPITAL ASSURANCE COMMENTS ON FITCH RATINGS ACTIONS

Hamilton, Bermuda, November 13, 2007– Security Capital Assurance Ltd (NYSE: SCA) (“SCA” or the “Company”) provided an update today regarding Derivative Fitch’s (“Fitch”) recent announcement of ratings downgrades and affirmations for global structured finance collateralized debt obligations (“SF CDOs”).

Among the 352 Fitch ratings actions announced yesterday, two transactions insured by the Company, which represent $792 million in net par insured or approximately 0.5% of SCA total net par outstanding, were downgraded.  One SCA insured transaction of approximately $371 million net par, originally rated AAA by Fitch on June 1, 2007, was downgraded to CCC. The other transaction of approximately $421 million net par, originally rated AAA by Fitch on March 29, 2007, was downgraded to BBB.  SCA’s portfolio contains only one other SF CDO rated by Fitch.  This transaction of approximately $573 million net par, originally rated AAA by Fitch on June 27, 2006, remains under review.  The agency announced its intention to complete its review by November 21, 2007.  The downgrades by Fitch do not trigger any present obligation on the part of SCA to pay claims on these transactions.

On November 5, 2007, Fitch issued a press release indicating that it was updating its capital adequacy analysis for the financial guarantee industry in light of recent rating actions by the rating agencies with respect to SF CDOs with exposure to subprime mortgage-backed securities.  Fitch’s preliminary observation is that there is a “moderate probability” that SCA may experience pressure in its capital cushion under Fitch’s updated stress analysis due to relatively high SF CDO exposures relative to SCA’s most recently measured capital cushion.  The results of Fitch’s review are expected in mid-December 2007.

About Security Capital Assurance
Security Capital Assurance Ltd is a holding company domiciled in Bermuda whose common shares are listed on the New York Stock Exchange (NYSE: SCA), and whose operating subsidiaries provide triple-A rated credit enhancement for financial obligations in the domestic and international capital markets. SCA operates through two principal subsidiaries – XL Capital Assurance Inc., which provides financial guarantees to debt issues, and XL Financial Assurance Ltd., which provides reinsurance to financial guarantee insurers. These companies have each been assigned the highest possible financial strength ratings by the major credit rating agencies: Aaa by Moody's Investors Service, AAA by Standard & Poor's Ratings Service, and AAA by Fitch Ratings. For more information please visit http://www.scafg.com.

Contact:

Investors Frank Constantinople +1 441-279-7450 frank.constantinople@scafg.com	Media Michael Gormley +1 441-279-7450 michael.gormley@scafg.com Catherine Jones +1 212-333-3810 cjones@brunswickgroup.com

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